Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 17, 2014 with respect to the consolidated financial statements included in the Annual Report of Matador Resources Company on Form 10-K for the year ended December 31, 2014. We hereby consent to the incorporation by reference of said report in the Registration Statements of Matador Resources Company on Forms S-3 (File No. 333-187808, effective May 9, 2013 and File No. 333-196178, effective May 22, 2014) and Form S-8 (File No. 333-180641, effective April 10, 2012).
/s/ GRANT THORNTON LLP
Dallas, Texas
March 2, 2015